UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2018.

Asia Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51048	47-0855301
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

119 Commercial St., Ste 190-115, Bellingham, WA 98225

(Address of Principal Executive Offices) (Zip Code)

(360) 392-2841

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Effective April 3, 2018, Asia Properties Inc., (“the Company”) a Nevada Corporation, by and through its attorney Brandon L. Phillips, of Brandon L. Phillips, Attorney at Law, PLLC, has filed a lawsuit against, Fan Haoran, a former officer of the Company and Asia Innovation Technology Limited (“AITL”), a Chinese company, and others.

As reported via a Form 8-K filed January 6, 2015, the Company entered into an agreement with Fan Haoran and AITL, (the “Agreement”) whereby the Company agreed to issue and provide to Defendant AITL 950 million shares, valued at two dollars ($2.00) per share in United States currency for a total value of $1.9 billion, in exchange for one hundred percent (100%) of AITL’s issued and outstanding shares, together with all AITL assets.

Pursuant to the Agreement, the Company placed stock certificates representing 950 million common shares of the Company in an escrow account which were to remain in escrow until the closing of the Agreement.

AITL took no steps to consummate the Agreement. Shareholders of the company and former officers subsequently learned that AITL and its officers and others distributed and sold some of the shares of the Company that had been deposited in escrow. Additionally AITL failed to fully perform under the agreement by failing to obtain an audit by a PCAOB auditor, failing to deliver the agreed upon shares in AITL, and by obtaining and selling shares of the Company which had been placed in the escrow account. These shares were removed from escrow and distributed or sold without the Company’s knowledge or consent,.

As a direct result of AITL’s breaches, the Company is claiming damages in excess of one million dollars ($1,000,000.00). In addition to damages and legal fees, the Company is seeking the cancellation of all, 950 million shares specified in the Agreement.

Item 9.01 Financial Statements and Exhibits

Legal Complaint filed with the Eighth Judicial District Court Clark County, Nevada Dated April 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange k certificates representing 950 million common shares of the Company in an escrow account, where they were to remain pursuant to the requirements of the above noted agreement. However

Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2018

ASIA PROPERTIES, INC.

/s/ Debra Childers
Debra Childers
President, Chief Executive Officer, Secretary, Director